Exhibit 99.1

N E W S   R E L E A S E

Atmel CEO Extends Retirement Date to

Facilitate Completion of Strategic Evaluation Process

San Jose, Calif., Aug. 24, 2015 - Atmel® Corporation (Nasdaq: ATML), a global leader in microcontroller and touch solutions, today announced that Steven Laub, the Company’s Chief Executive Officer, agreed to a Board of Directors’ request to extend his retirement date to facilitate the completion of an ongoing strategic evaluation process. The Company does not intend to make further public announcements regarding the status of the evaluation process until it is completed, and there can be no assurance as to its outcome or timing.

About Atmel

Atmel is a worldwide leader in the design and manufacture of microcontrollers, capacitive touch solutions, advanced logic, mixed-signal, nonvolatile memory and radio frequency (RF) components. Leveraging one of the industry’s broadest intellectual property (IP) technology portfolios, Atmel is able to provide the electronics industry with intelligent and connected solutions focused on the industrial, automotive, consumer, communications, and computing markets.

Safe Harbor for Forward-Looking Statements

Statements in this release, including those regarding any strategic evaluation process and the results of that process, or Atmel’s business outlook, expectations and beliefs, among others, are forward-looking statements that involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Atmel as of the date of this release, which may change. These statements are not guarantees of actual results, which could differ materially from our current expectations.  Investors should review the risks detailed from time to time in Atmel’s SEC reports and filings, including our Form 10-K for the year ended December 31, 2014, filed on February 26, 2015. Atmel assumes no obligation and does not intend to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Investor Contact:

Peter Schuman

Senior Director, Investor Relations

(408) 437-2026

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